                      NEWS
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Cooper Tire & Rubber Company Reports
Second Quarter 2020 Results

FINDLAY, Ohio, August 3, 2020 – Cooper Tire & Rubber Company (NYSE: CTB) today reported a second quarter 2020 net loss of $6 million, or diluted loss per share of $0.12, compared with net income of $9 million, or $0.18 diluted earnings per share, for the same period last year.

Second Quarter Highlights

•	Global unit volume decreased 27.5 percent compared to the second quarter of 2019.

◦	The company increased market share in the United States.

◦	In Asia, third-party unit sales increased 4.5 percent compared with the same period a year ago.

•	Net sales decreased 26.9 percent to $496 million.

•	Operating profit was $5 million, or 1.1 percent of net sales, compared to operating profit of $32 million, or 4.7 percent of net sales, in 2019.

•	At the end of the second quarter, Cooper had $541 million in unrestricted cash and cash equivalents compared with $112 million in 2019 and $433 million at the end of the first quarter 2020.

“As anticipated, the global pandemic significantly impacted our results in the second quarter. However, our performance materially exceeded our expectations, and I want to thank our employees around the globe for stepping up during this challenging and unprecedented time,” said Cooper President & Chief Executive Officer Brad Hughes.

“As you know, Cooper came into this situation with a strong balance sheet and with momentum building from our strategic initiatives. We took early and decisive actions to help weather the coronavirus storm, and our teams seized opportunities to continue to build our business. As a result of their efforts, and the economic recovery that started to emerge later in the quarter, Cooper was able to generate significant free cash flow for the period and grow market share in the U.S. We believe this affirms the strength of the Cooper brand, and the value that our products deliver to consumers who are increasingly looking to buy high quality, affordable tires. We are excited that our strategic initiatives are improving our business even in challenging circumstances, and we are optimistic about the future.”

Consolidated Results

Cooper Tire	Q2 2020 ($M)	Q2 2019 ($M)	Change
Net Sales	$496	$679	(26.9%)
Operating Profit	$5	$32	(83.2%)
Operating Margin	1.1%	4.7%	(3.6	) ppts.

Second quarter net sales were $496 million compared with $679 million in the second quarter of 2019, a decrease of 26.9 percent. Second quarter net sales were negatively impacted by $187 million of lower unit volume and $7 million of unfavorable foreign currency impact, partially offset by $11 million of favorable price and mix. Operating profit was $5 million compared with operating profit of $32 million in the second quarter of 2019. Key drivers included $44 million of lower unit volume and $39 million of higher manufacturing costs, which were partially offset by $30 million of favorable raw material costs and $15 million of favorable price and mix. The quarter also included $7 million lower selling, general and administrative (SG&A) expenses and $4 million of lower other costs.
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Cooper Q2 2020—2
Cooper's second quarter raw material index decreased 15.1 percent compared to the second quarter of 2019. The raw material index decreased 8.8 percent sequentially from 150.7 in the first quarter of 2020 to 137.4 in the second quarter of 2020.

The effective tax rate for the second quarter was 13.5 percent compared with 38.7 percent for the same period the prior year. The lower tax rate for the second quarter of 2020 was primarily driven by the lower level and mix of earnings among the company's different tax jurisdictions, as well as unbenefited losses in jurisdictions with valuation allowances. The tax rate for the second quarter of 2019 included $2 million of discrete items related to the accrual of additional uncertain tax positions pertaining to previous years. The effective tax rate is based on forecasted annual earnings and tax rates for the various jurisdictions in which the company operates.
At the end of the second quarter, Cooper had $541 million in unrestricted cash and cash equivalents compared with $112 million at the end of the second quarter of 2019, and $433 million at the end of the first quarter of this year. As a reminder, during the first quarter of 2020, the company drew down $270 million on its revolving credit facilities. No new net borrowing occurred in the second quarter. The improvement in cash was primarily driven by the company’s actions to reduce working capital, capital expenditures and discretionary spending.
Capital expenditures in the second quarter were $17 million, compared with $45 million, in the same period a year ago. Second quarter SG&A expenses decreased 10.6 percent compared to the second quarter of 2019. In 2020, the period included a reduction in force at Cooper’s corporate headquarters and certain manufacturing plants as the company positioned its capabilities to best align with future needs. This action resulted in approximately $1 million of restructuring charges in the second quarter of 2020.
Return on invested capital was 5.1 percent for the trailing four quarters.

Americas Tire Operations

Americas Tire Operations	Q2 2020 ($M)	Q2 2019 ($M)	Change
Net Sales	$426	$582	(26.9%)
Operating Profit	$22	$47	(53.4%)
Operating Margin	5.1%	8.0%	(2.9	) ppts.

Second quarter net sales in the Americas segment decreased 26.9 percent as a result of $183 million of lower unit volume and $2 million of unfavorable foreign currency impact, which were partially offset by $29 million of favorable price and mix. For the quarter, segment unit volume was down 31.5 percent compared to the same period a year ago.
Cooper’s second quarter total light vehicle tire shipments in the U.S. decreased 24.1 percent. The U.S. Tire Manufacturers Association (USTMA) reported that its member shipments of light vehicle tires in the U.S. decreased 31.0 percent. Total industry shipments (including an estimate for non-USTMA members) decreased 31.7 percent for the period.

Second quarter operating profit was $22 million, or 5.1 percent of net sales, compared with $47 million, or 8.0 percent of net sales, for the same period in 2019. Operating profit included $41 million of lower unit volume and $37 million of unfavorable manufacturing. This was partially offset by $25 million of favorable raw material costs, $18 million of price and mix, $6 million lower SG&A expenses and $4 million of lower other costs.

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Cooper Q2 2020—3
International Tire Operations

International Tire Operations	Q2 2020 ($M)	Q2 2019 ($M)	Change
Net Sales	$101	$139	(27.1%)
Operating Profit/(Loss)	$1	$(1)	N.M.
Operating Margin	1.4%	(0.9)%	2.3	ppts.

Second quarter net sales in the International segment decreased 27.1 percent as a result of $23 million of lower unit volume, $11 million of unfavorable price and mix and $4 million of unfavorable foreign currency impact. For the quarter, segment unit volume was down 16.4 percent compared to the same period a year ago, primarily driven by lower unit volume in Europe. In Asia, third-party unit sales were up 4.5 percent.
The segment's second quarter operating profit was $1 million compared with an operating loss of $1 million in the second quarter of 2019. The quarter included $5 million of lower raw materials and $4 million lower SG&A expenses. This was partially offset by $4 million of unfavorable price and mix, $2 million of lower unit volume, $2 million of higher manufacturing costs and $1 million of higher other costs. The second quarter of 2019 also included $2 million of restructuring costs related to Cooper Tire Europe's decision to cease light vehicle tire production at its Melksham, England, facility, positively impacting the year-over-year comparison.
Outlook

“While the coronavirus presents a level of risk going forward, we expect our business to improve in the second half of 2020,” Hughes said. “In addition, other than discretionary debt pay-down, we do not currently believe we will have a substantial cash usage in the third quarter. In fact, due to our improving financial position and outlook, as of July 31, we have paid down $200 million of the $270 million we borrowed on our revolving credit facilities. We now expect full year 2020 capital expenditures to be at the high end of our previously stated range between $140 and $160 million, and an effective tax rate, excluding significant discrete items, of approximately 25 percent.”

“As we look further out, given our attractive value proposition, growing awareness of the Cooper brand and the momentum of our strategic initiatives, we are confident in our ability to return to our mid-term target range in the future."

Second Quarter 2020 Conference Call Today at 10 a.m. Eastern
Management will discuss the financial and operating results for the second quarter, as well as provide an update on its business and outlook, on a conference call for analysts and investors today at 10 a.m. EDT. The call may be accessed on the investor relations page of the company’s website at http://coopertire.com/Investors.aspx or at https://services.choruscall.com/links/ctb200803.html. Following the conference call, the webcast will be archived and available for 90 days at these websites.

A summary slide presentation of information related to the quarter is posted on the company's website at http://investors.coopertire.com/Quarterly-Results.
Forward-Looking Statements
This release contains what the company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters the company anticipates may happen with respect to the future performance of the industries in which it operates, the economies of the U.S. and other countries, or the performance of the company itself, which involve uncertainty and risk. Such forward-looking statements are generally, though not always, preceded by words such as “anticipates,” “expects,” “will,” “should,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

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Cooper Q2 2020—4

It is possible that actual results may differ materially from projections or expectations due to a variety of factors, including, but not limited to:

•
the impact of the ongoing coronavirus (COVID-19) pandemic, or similar public health crises, on the company’s financial condition, operations, distribution channels, customers and suppliers, as well as potentially exacerbating other factors discussed herein;

•
changes in the company’s customer or supplier relationships or distribution channels, due to the ongoing COVID-19 pandemic or otherwise, including the write-off of outstanding accounts receivable or loss of particular business for competitive, credit, liquidity, bankruptcy, restructuring or other reasons;

•
the company's ability to resume and maintain full operations at facilities that have been idled and restarted due to the COVID-19 pandemic, and the impact of other disruptions to the company's operations relating to the pandemic, including due to travel and other government-imposed restrictions;

•
the costs and timing of restructuring actions and impairments or other charges resulting from such actions, or disruptions or other adverse impacts of such actions, including restructuring and related actions in Europe, the U.S. and at the company's manufacturing facility in Mexico, after the company's purchase of the remaining noncontrolling interest in such facility in January, or from adverse industry, market or other developments, including the impact of the COVID-19 pandemic;

•	volatility in raw material and energy prices, including those of rubber, steel, petroleum-based products and natural gas or the unavailability of such raw materials or energy sources;

•	the failure to achieve expected sales levels;

•	volatility in the capital and financial markets or changes to the credit markets and/or access to those markets;

•	the failure of the company’s suppliers to timely deliver products or services in accordance with contract specifications;

•
changes to tariffs or trade agreements, or the imposition of new or increased tariffs or trade restrictions, imposed on tires, raw materials or manufacturing equipment which the company uses, including changes related to tariffs on tires, raw materials and tire manufacturing equipment imported into the U.S. from China or other countries;

•	the impact of labor problems, including labor disruptions at the company, its joint ventures, or at one or more of its large customers or suppliers;

•	changes in economic and business conditions in the world, including changes related to the COVID-19 pandemic and to the United Kingdom’s withdrawal from the European Union;

•	the inability to obtain and maintain price increases to offset higher production, tariffs, raw material, energy or other costs;

•
a disruption in, or failure of, the company’s information technology systems, including those related to cybersecurity, could adversely affect the company’s business operations and financial performance;

•	increased competitive activity, including actions by larger competitors or lower-cost producers;

•
the failure to develop technologies, processes or products needed to support consumer or customer demand or changes in consumer or customer behavior, brand perceptions, and preferences, including changes in sales channels;

•	consolidation or other cooperation by and among the company’s competitors or customers;

•
inaccurate assumptions used in developing the company’s strategic plan or operating plans, or the inability or failure to successfully implement such plans or to realize the anticipated savings or benefits from strategic actions;

•	risks relating to investments and acquisitions, including the failure to successfully integrate them into operations or their related financings may impact liquidity and capital resources;

•
the ultimate outcome of litigation brought against the company, including product liability claims, which could result in commitment of significant resources and time to defend and possible material damages against the company or other unfavorable outcomes;

•	the failure to successfully ramp up production at the company's ACTR joint venture to produce TBR tires according to plans, and the ability to find and develop alternative sources for TBR products;

•	government regulatory and legislative initiatives including environmental, healthcare, privacy and tax matters;

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Cooper Q2 2020—5

•	changes in interest or foreign exchange rates or the benchmarks used for establishing the rates;

•	an adverse change in the company’s credit ratings, which could increase borrowing costs and/or hamper access to the credit markets;

•	failure to implement information technologies or related systems, including failure by the company to successfully implement ERP systems;

•	the risks associated with doing business outside of the U.S.;

•	technology advancements;

•	the inability to recover the costs to refresh existing products or develop and test new products or processes;

•	failure to attract or retain key personnel;

•
changes in pension expense and/or funding resulting from the company’s pension strategy, investment performance of the company’s pension plan assets and changes in discount rate or expected return on plan assets assumptions, changes to participant behavior, or changes to related accounting regulations;

•	changes in the company’s relationship with its joint venture partners or suppliers, including any changes with respect to its former PCT joint venture's production of TBR products;

•	tax-related issues, including the ability to support certain tax positions, the impact of tax reform legislation and the inability to utilize deferred tax assets;

•
a variety of factors, including market conditions, may affect the actual amount expended on stock repurchases; the company’s ability to consummate stock repurchases; changes in the company’s results of operations or financial conditions or strategic priorities may lead to a modification, suspension or cancellation of stock repurchases, which may occur at any time; and

•	the inability to adequately protect the company’s intellectual property rights.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this release are based on certain assumptions and analyses made by the company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement. Further information covering issues that could materially affect financial performance is contained in the company’s filings with the U.S. Securities and Exchange Commission (“SEC”).

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures as defined under SEC rules.  Non-GAAP financial measures should be considered in addition to, not as a substitute for, other financial measures prepared in accordance with generally accepted accounting principles (“GAAP”).  The company’s methods of determining these non-GAAP financial measures may differ from the methods used by other companies for these or similar non-GAAP financial measures.  Accordingly, these non-GAAP financial measures may not be comparable to measures used by other companies.  As required by SEC rules, detailed reconciliations between the company’s GAAP and non-GAAP financial results are provided on the attached schedule. The company believes return on invested capital (“ROIC”) provides additional insight for analysts and investors in evaluating the company’s financial and operating performance.  The company defines ROIC as the trailing four quarters’ after tax operating profit, utilizing the company’s adjusted effective tax rate, divided by the total invested capital, which is the average of ending debt and equity for the last five quarters.  The company believes ROIC is a useful measure of how effectively the company uses capital to generate profits.

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Cooper Q2 2020—6
About Cooper Tire & Rubber Company
Cooper Tire & Rubber Company (NYSE: CTB) is the parent company of a global family of companies that specializes in the design, manufacture, marketing and sale of passenger car, light truck, medium truck, motorcycle and racing tires. Cooper's headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design operations within its family of companies located in more than one dozen countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire.

Investor Contact:                        Media Contact:
Jerry Bialek                            Anne Roman
419.424.4165                            419.429.7189
investorrelations@coopertire.com                    alroman@coopertire.com

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Cooper Tire & Rubber Company
Condensed Consolidated Statements of Operations
(Unaudited)

(Dollar amounts in thousands except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net sales	$496,259	$679,130	$1,027,953	$1,298,293
Cost of products sold	430,619	579,989	906,401	1,110,894
Gross profit	65,640	99,141	121,552	187,399
Selling, general and administrative expense	58,855	65,811	110,065	122,665
Restructuring expense	1,474	1,659	12,404	6,632
Operating profit (loss)	5,311	31,671	(917)	58,102
Interest expense	(6,507)	(7,810)	(11,514)	(16,123)
Interest income	650	1,999	2,346	5,379
Other pension and postretirement benefit expense	(5,582)	(9,288)	(9,792)	(18,650)
Other non-operating (expense) income	(397)	(1,463)	1,375	(84)
(Loss) Income before income taxes	(6,525)	15,109	(18,502)	28,624
Income tax (benefit) provision	(882)	5,851	(1,542)	12,186
Net (loss) income	(5,643)	9,258	(16,960)	16,438
Net income attributable to noncontrolling shareholders' interests	572	437	846	637
Net (loss) income attributable to Cooper Tire & Rubber Company	$(6,215)	$8,821	$(17,806)	$15,801

(Loss) Earnings per share:
Basic	$(0.12)	$0.18	$(0.35)	$0.32
Diluted	(0.12)	0.18	(0.35)	0.31

Weighted average shares outstanding (000s):
Basic	50,282	50,165	50,259	50,133
Diluted	50,282	50,362	50,259	50,370

Segment information:
Net Sales
Americas Tire	$425,523	$582,307	$882,578	$1,097,243
International Tire	100,924	138,514	203,312	282,299
Eliminations	(30,188)	(41,691)	(57,937)	(81,249)

Operating profit (loss):
Americas Tire	$21,808	$46,814	$32,224	$85,603
International Tire	1,447	(1,296)	(8,832)	(2,635)
Unallocated corporate charges	(18,455)	(13,278)	(25,406)	(23,730)
Eliminations	511	(569)	1,097	(1,136)

Cooper Tire & Rubber Company
Condensed Consolidated Balance Sheets
(Unaudited)

(Dollar amounts in thousands)
	June 30,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$541,423	$111,681
Notes receivable	10,159	4,175
Accounts receivable	514,218	616,974
Inventories	465,161	589,410
Other current assets	47,923	48,863
Total current assets	1,578,884	1,371,103

Property, plant and equipment, net	1,009,461	1,017,356
Operating lease right-of-use assets, net	78,548	93,183
Goodwill	18,851	18,851
Intangibles, net	104,651	115,937
Deferred income tax assets	31,574	27,246
Investment in joint venture	48,605	49,001
Other assets	10,329	11,396
Total assets	$2,880,903	$2,704,073

Liabilities and Equity
Current liabilities:
Short-term borrowings	$244,745	$19,656
Accounts payable	244,470	267,851
Accrued liabilities	242,629	280,933
Income taxes payable	2,574	8,881
Current portion of long-term debt and finance leases	21,696	173,766
Total current liabilities	756,114	751,087

Long-term debt and finance leases	324,610	120,624
Noncurrent operating leases	56,152	67,214
Postretirement benefits other than pensions	227,623	234,782
Pension benefits	140,307	132,024
Other long-term liabilities	178,510	144,316
Deferred income tax liabilities	116	—
Total parent stockholders' equity	1,178,782	1,192,349
Noncontrolling shareholders' interests in consolidated subsidiaries	18,689	61,677
Total liabilities and equity	$2,880,903	$2,704,073

Cooper Tire & Rubber Company
Condensed Consolidated Statements of Cash Flows
(Unaudited)

(Dollar amounts in thousands)
	Six Months Ended June 30,
	2020	2019
Operating activities:
Net (loss) income	$(16,960)	$16,438
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	78,379	74,347
Stock-based compensation	2,097	2,319
Change in LIFO inventory reserve	(42,982)	9,797
Amortization of unrecognized postretirement benefits	17,781	18,240
Changes in operating assets and liabilities:
Accounts and notes receivable	11,297	(68,786)
Inventories	31,220	(119,118)
Other current assets	(17,254)	(958)
Accounts payable	(9,756)	2,599
Accrued liabilities	(58,321)	(30,482)
Other items	20,527	(3,560)
Net cash provided by (used in) operating activities	16,028	(99,164)
Investing activities:
Additions to property, plant and equipment and capitalized software	(72,195)	(105,354)
Investment in joint venture	—	(49,001)
Proceeds from the sale of assets	146	49
Net cash used in investing activities	(72,049)	(154,306)
Financing activities:
Issuances of short-term debt	327,854	4,721
Repayment of short-term debt	(91,770)	—
Issuance of long-term debt	31,142	—
Repayment of long-term debt and finance lease obligations	(5,807)	(989)
Acquisition of noncontrolling shareholder interest	(62,272)	—
Payment of financing fees	—	(2,207)
Payments of employee taxes withheld from share-based awards	(910)	(1,158)
Payment of dividends to Cooper Tire & Rubber Company stockholders	(10,554)	(10,529)
Issuance of common shares related to stock-based compensation	177	177
Net cash provided by (used in) financing activities	187,860	(9,985)
Effects of exchange rate changes on cash	(610)	601
Net change in cash, cash equivalents and restricted cash	131,229	(262,854)
Cash, cash equivalents and restricted cash at beginning of period	413,125	378,246
Cash, cash equivalents and restricted cash at end of period	$544,354	$115,392

Cash and cash equivalents	$541,423	$111,681
Restricted cash included in Other current assets	1,435	2,211
Restricted cash included in Other assets	1,496	1,500
Total cash, cash equivalents and restricted cash	$544,354	$115,392

Cooper Tire & Rubber Company
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

(Dollar amounts in thousands)

RETURN ON INVESTED CAPITAL (ROIC)
	Trailing Four Quarters Ended June 30, 2020
Calculation of ROIC			Calculation of Net Interest Tax Effect
Operating profit		$115,435	Adjusted (Non-GAAP) provision for income taxes (c)		$16,232
Adjusted (Non-GAAP) effective tax rate	26.0%		Income before income taxes (d)		$62,545
Income tax expense on operating profit	29,958		Adjusted (Non-GAAP) effective income tax rate (c)/(d)		26.0%
Adjusted operating profit after taxes (a)		85,477
Total invested capital (b)		$1,677,181
ROIC, including noncontrolling equity (a)/(b)		5.1%

Calculation of Invested Capital (five quarter average)
	Equity	Long-term debt and finance leases	Current portion of long-term debt and finance leases	Short-term borrowings	Total invested capital
June 30, 2020	$1,197,471	$324,610	$21,696	$244,745	$1,788,522
March 31, 2020	1,195,740	301,920	15,477	277,844	1,790,981
December 31, 2019	1,327,733	309,148	10,265	12,296	1,659,442
September 30, 2019	1,268,463	120,657	173,578	16,188	1,578,886
June 30, 2019	1,254,026	120,624	173,766	19,656	1,568,072
Five quarter average	$1,248,687	$235,392	$78,956	$114,146	$1,677,181

Calculation of Trailing Four Quarter Income and Expense Inputs
Quarter-ended:	Operating profit (loss) as reported	Income tax (benefit) provision as reported	Income tax overlay*	Adjusted (benefit) provision for income taxes	(Loss) income before income taxes as reported
June 30, 2020	$5,311	$(882)	$—	$(882)	$(6,525)
March 31, 2020	(6,228)	(659)	—	(659)	(11,976)
December 31, 2019	63,583	(8,554)	18,606	10,052	44,317
September 30, 2019	52,769	7,721	—	7,721	36,729
Trailing four quarters	$115,435	$(2,374)	$18,606	$16,232	$62,545
*The company recorded an income tax benefit of $18,606 as a result of the implementation of a business realignment strategy in Europe in the fourth quarter of 2019.